OPERATING SERVICES AGREEMENT
                    SANTA BARBARA GROUP OF MUTUAL FUNDS, INC.
                            AS AMENDED APRIL 1, 2002

           This Agreement is made and entered into as of the 30th day of September, 1998, by and between The Santa Barbara Group of Mutual Funds, Inc., a Maryland corporation (the "Company"), and SBG Capital Management Company, Inc., a California corporation (hereinafter referred to as "Manager").

           WHEREAS, the Company is a Maryland Corporation authorized to issue shares in series and is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act");

           WHEREAS, Manager is registered as an investment adviser under the Investment Advisers Act of 1940, as amended ( "Advisers Act");

           WHEREAS, the Company presently offers the following series:

                              The Bender Growth Fund
                              The Montecito Fund

(each a "Fund" and together the "Funds");

           WHEREAS, the Company wishes to engage Manager, to provide, or arrange for the provision of, certain operational services which are necessary for the day-to-day operations of the Funds in the manner and on the terms and conditions hereinafter set forth, and Manager wishes to accept such engagement;

           NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, the Fund and Manager agree as follows:

           1. OBLIGATIONS OF MANAGER.

               (a) SERVICES. The Company hereby retains Manager to provide or, upon approval of the Company, arrange for other companies to provide, the following services to each Fund in the manner and to the extent that such services are reasonably necessary for the operation of the Funds (collectively, the "Services"):

                    i. accounting services and functions, including costs and expenses of any independent public accountants;

                    ii. non-litigation related legal and compliance services, including the expenses of maintaining registration and qualification of the Funds under federal, state and any other applicable laws and regulations;

                    iii. dividend disbursing agent, dividend reinvestment agent, transfer agent, and registrar services and functions (including answering inquiries related to shareholder accounts);



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                    iv. custodian and depository services and functions;

                    v. distribution, marketing, and/or underwriting services;

                    vi. independent pricing services;

                    vii. preparation of reports describing the operations of the Funds, including the costs of providing such reports to broker-dealers, financial institutions and other organizations which render services and assistance in connection with the distribution of shares of the Funds;

                    viii. sub-accounting and recordkeeping services and functions (other than those books and records required to be maintained by Manager under the Investment Advisory Agreement between the Fund and Manager), including maintenance of shareholder records and shareholder information concerning the status of their Fund accounts by investment advisors, broker-dealers, financial institutions, and other organizations on behalf of Manager;

                    ix. shareholder and board of directors communication services, including the costs of preparing, printing and distributing notices of shareholders' meetings, proxy statements, prospectuses, statements of additional information, Fund reports, and other communications to the Funds' shareholders, as well as all expenses of shareholders' and board of directors' meetings, including the compensation and reimbursable expenses of the directors of the Funds;

                    x. other day-to-day administrative services, including the costs of designing, printing, and issuing certificates representing shares of the Funds, and premiums for the fidelity bond maintained by the Funds pursuant to Section 17(g) of the Act and rules promulgated thereunder (except for such premiums as may be allocated to third parties, as insureds thereunder).

               (b) EXCLUSIONS FROM SERVICE. Notwithstanding the provisions of Paragraph 1(a) above, the Services shall not include and Manager will not be responsible for any of the following:

                    i. all brokers' commissions, issue and transfer taxes, and other costs chargeable to the Funds in connection with securities transactions to which a Fund is a party or in connection with securities owned by the Fund or the Fund;

                    ii. borrowing costs (including dividend expenses on securities sold short and the interest on indebtedness), if any, incurred by a Fund or the Funds;

                    iii. the taxes, including franchise, income, issue, transfer, business license, and other corporate fees payable by a Fund or the Funds to federal, state, county, city, or other governmental agents;

                    iv. the expenses, including fees and disbursements of counsel, in connection with litigation by or against a Fund or the Funds; and



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                    v. any other extraordinary expense of a Fund or Funds.

               (c) BOOKS AND RECORDS. All books and records prepared and maintained by Manager for the Funds under this Agreement shall be the property of the Company and, upon request therefor, Manager shall surrender to the Company such of the books and records so requested.

               (d) STAFF AND FACILITIES. Manager assumes and shall pay for maintaining the staff, personnel, space, equipment and facilities necessary to perform its obligations under this Agreement.

           2. OBLIGATIONS OF THE FUNDS.

           3. FEES. Each Fund will pay to Manager on the last day of each month fees at an annual rate and based upon the various classes of shares of the Fund, as follows:

           Bender Growth Fund (Class A):  1.10% of net assets
           Bender Growth Fund (Class Y):  2.00% of net assets up to $2.5 million
                                          1.10% of net assets above $2.5 million
           Bender Growth Fund (Class C):  2.00% of net assets up to $7.5 million
                                          1.10% of net assets above $7.5 million
           Montecito Fund:                :  0.64% of net assets

Such fees to be computed daily based upon the net asset value of such shares as determined by a valuation made in accordance with each Fund's procedure for calculating Fund net asset value as described in the Fund's Prospectus and/or Statement of Additional Information. During any period when the determination of a Fund's net asset value is suspended by the directors of the Fund, the net asset value of a share of that Fund as of the last business day prior to such suspension shall, for the purpose of this Paragraph 2(a), be deemed to be the net asset value at the close of each succeeding business day until it is again determined.

           4. INFORMATION. The Company will, from time to time, furnish or otherwise make available to Manager such information relating to the business and affairs of the Company as Manager may reasonably require in order to discharge its duties and obligations hereunder.

           5. TERM. This Agreement shall remain in effect until terminated in accordance with one of the following:

               (a) the Company, at any time and without the payment of any penalty may terminate this Agreement with respect to one or more Fund upon 120 days written notice to Manager;

               (b) the Agreement shall immediately terminate in the event of its assignment (within the meaning of the Act and the Rules thereunder); and

               (c) Manager may terminate this Agreement with respect to one or more Fund without payment of penalty on 120 days written notice to the Company.



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           6. NOTICES. Except as otherwise provided in this Agreement, any notice or other communication required by or permitted to be given in connection with this Agreement will be in writing and will be delivered in person or sent by first class mail, postage prepaid or by prepaid overnight delivery service to the respective parties as follows:

If to the Fund:                            If to the Manager:

The Santa Barbara Group                    SBG Capital Management Company, Inc.
of Mutual Funds, Inc.                      333 South Grand Avenue, Suite 4075
333 South Grand Avenue, Suite 4075         Los Angeles, CA  90071
Los Angeles, CA  90071
                                           Attention: John P. Odell
Attention:  Steven W. Arnold               President
President


           7. MISCELLANEOUS.

               (a) PERFORMANCE REVIEW. Manager will permit representatives of the Company, including the Company's independent auditors, to have reasonable access to the personnel and records of Manager in order to enable such representatives to monitor the quality of services being provided and the level of fees due Manager pursuant to this Agreement. In addition, Manager shall promptly deliver to the board of directors of the Company such information as may reasonably be requested from time to time to permit the board of directors to make an informed determination regarding continuation of this Agreement and the payments contemplated to be made hereunder.

               (b) CHOICE OF LAW. This Agreement shall be construed in accordance with the laws of the State of Maryland and the applicable provisions of the Act. To the extent the applicable law of the State of Maryland or any of the provisions herein conflict with the applicable provisions of the Act, the latter shall control.

           IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement on the day and year first above written.

The Santa Barbara Group of                      SBG Capital Management Company,
   Mutual Funds, Inc.                              Inc.


By:                                             By:
   ------------------------------                  ----------------------------
   Steven W. Arnold, President                     John P. Odell, President



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